Exhibit 99.1

eMagin Inks Licensing Agreement for Immersive Headset Intellectual Property

HOPEWELL JUNCTION, NY.--(BUSINESS WIRE)— eMagin Corporation (NYSE MKT: EMAN) has signed a non-exclusive intellectual property (IP) licensing agreement for its unique 4 MegaPixel per eye immersive virtual reality headset technology with an undisclosed company. The deal includes an upfront licensing fee of $1M and a commitment to use eMagin’s 2,000 x 2,000 pixel full color displays in the company’s headsets. eMagin’s OLED microdisplays are the superior choice for the emerging Virtual Reality (VR) and Augmented Reality (AR) markets with features such as their speed (which helps prevent nausea), small size, low power consumption, high brightness and high contrast. These features make eMagin’s microdisplays a better choice than alternative liquid crystal based display technologies like LCOS or LCD.

“This licensing agreement confirms that our immersive headset technology is unique in the VR market” said Andrew G. Sculley, CEO of eMagin Corporation, “Our immersive headset has four times the resolution of alternative cellphone based VR headsets and provides a more realistic, “screen-door”- free image. This agreement also demonstrates that eMagin’s OLED microdisplays are the right choice for VR applications, giving eMagin the opportunity to jump into the market with its highest resolution microdisplay offering.”

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low power consumption, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. OLED-XL, Color OLED-XLS and True Black are trademarks of eMagin Corp. OLED-ULT is trademark pending. All other names are the products of their respective owners.

Source: eMagin Corporation

Contact at eMagin Corporation:
Jeffrey Lucas, 845-838-7900

jlucas@emagin.com

2070 Route 52

Hopewell Junction, NY 12533

P: (845) 838-7900 F: (845) 838-7901

www.eMagin.com